                                                            EXHIBIT 99


                   [CROWN NEWS RELEASE LETTERHEAD]


                                       Institutional Inquiries:
                                       JOHN E. WHEELER, JR.
                                       Executive Vice President
                                       and Chief Financial Officer
                                       (410) 659-4803

                                       Shareholder Inquiries:
FOR IMMEDIATE RELEASE                  J. STEVEN WISE, Manager,
Baltimore, Maryland-September 28, 2000 Corporate & Government Affairs
                                       (410) 659-4859



Crown Central Approves Apex Oil's Request for an Extension to End of October
   --------------------------------------------------------------------------

     Crown Central Petroleum Corporation (CNPa and CNPb on the American Stock Exchange) announced today that Apex Oil Company has requested and has been given an extension of time for Apex to present a definitive acquisition proposal.

     Apex, a Missouri corporation that owns approximately 14.7% of Crown's Class A common stock and 3.5% of Crown's Class B common stock, had previously said that it has proposed to buy all of Crown's outstanding stock at a price of $10.50 per share in cash in a tender offer. On August 24, 2000, Crown announced that it had requested Apex to present to Crown by September 29, 2000 its definitive proposal to acquire all of Crown's stock for $10.50 per share in a fully financed, all-cash unconditional tender offer.

     Apex has requested an extension until October 31, 2000 to enable Apex to continue and complete its due diligence in connection with its proposed acquisition of Crown. The special committee of the Crown Board of Directors has approved this extension.

     Headquartered in Baltimore, Maryland since 1930, Crown operates two Texas refineries with a total capacity of 152,000 barrels per day, 327 Crown gasoline stations and convenience stores in the Mid-Atlantic and Southeastern U.S., and 13 product terminals along the Colonial, Plantation and Texas Eastern Products pipelines.



*************